Exhibit 99.2

PARAMOUNT GOLD NEVADA PRICES PUBLIC OFFERING OF COMMON STOCK

Winnemucca, Nevada – October 3, 2017 – Paramount Gold Nevada Corp. (NYSE American: PZG) (“Paramount” or “the Company”) announced today the pricing of an underwritten public offering of 3,200,000 shares of Common Stock, at a public offering price of $1.40 per share. The underwriters will have a 30-day option to purchase 320,000 additional shares of common stock to cover over-allotments.

In addition, concurrently with the public offering of Common Stock, the Company has entered into agreements for the sale, on a private placement basis, of an aggregate of 1,775,000 shares of common stock at $1.40 per share to FCMI Parent Co. (1,075,000 shares) and Seabridge Gold Inc. (700,000 shares).

The gross proceeds from the public offering and private placement, before deducting underwriting commissions, placement fees and other estimated offering expenses payable by Paramount, will be approximately $7.0 million (approximately $7.4 million if the option to purchase an additional 320,000 shares is exercised).

The closings of the public offering and the private placement are anticipated to occur on or about October 12, 2017, subject to the satisfaction of customary closing conditions.

Proceeds from the public offering and the private placement will be used primarily to complete the Pre-feasibility Study on the Grassy Mountain Project, with a portion also going towards permitting. Other uses of proceeds will include general corporate purposes.

Canaccord Genuity Corp. and Cantor Fitzgerald Canada Corporation are acting as joint-bookrunners of the offering and Roth Capital Partners is acting as a co-manager.

The offering is being made in the United States pursuant to a preliminary prospectus supplement and the accompanying prospectus under the Company’s effective shelf registration statement on Form S-3 (File No. 333-218295) that was filed with the United States Securities and Exchange Commission (“SEC”) on May 26, 2017, and declared effective by the SEC on June 8, 2017 and in Canada pursuant to its preliminary short-form prospectus filed with the securities regulatory authorities in the Provinces of Ontario, Alberta and British Columbia.

Copies of these documents will be available at www.sec.gov and www.sedar.com, respectively.

Investors may also obtain the final prospectus supplement and final base short form shelf prospectus for the offering, when available, by contacting Canaccord Genuity Corp. Attention: Syndication Brookfield Place, 161 Bay Street, Suite 3100, P.O. Box 516 Toronto, ON M5J 2S1, Email: ecm@canaccordgenuity.com, Cantor Fitzgerald Canada Corporation, attention: Equity Capital Markets, 181 University Avenue, Suite 1500, Toronto, ON, M5H 3M7, email: ecmcanada@cantor.com, or Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Ave., 6th Floor, New York, New York, 10022, or by email at prospectus@cantor.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. Any offer to buy the securities may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to notice of its acceptance.

About Paramount

Paramount Gold Nevada Corp. is a U.S. based precious metals exploration company. Paramount holds a 100% working interest in the Grassy Mountain Project which consists of approximately 9,300 acres located on private and BLM land in Malheur County, Oregon. Additionally, Paramount owns a 100% interest in the Sleeper Gold Project located in Northern Nevada. The Sleeper Gold Project, which includes the former producing Sleeper mine, totals 2,322 unpatented mining claims (approximately 60 square miles or 15,500 hectares).

Paramount Gold Nevada Corp.

Carlo Buffone, Chief Financial Officer

Chris Theodossiou, Director of Corporate Communications

866-481-2233